Exhibit 99.1

Bank of the James Announces Third Quarter,

First Nine Months of 2025 Financial Results

Bank of the James Reports Record Quarterly Earnings and Margin Expansion

Loan Growth, Stable Funding Costs, and Exceptional Asset Quality Drive Record Profitability

LYNCHBURG, VA, October 30, 2025 -- Bank of the James Financial Group, Inc. (the “Company”) (NASDAQ:BOTJ), the parent company of Bank of the James (the “Bank”), a full-service commercial and retail bank, and Pettyjohn, Wood & White, Inc. (“PWW”), an SEC-registered investment advisor, today announced unaudited results of operations for the three-month and nine-month periods ended September 30, 2025. The Bank serves Region 2000 (the greater Lynchburg metropolitan statistical area) and the Blacksburg, Buchanan, Charlottesville, Harrisonburg, Lexington, Nellysford, Roanoke, and Wytheville, Virginia markets.

Third Quarter, Year to Date 2025 Highlights

•	Earnings per share were $0.61 and $1.39 per share for the three and nine months, respectively, ended September 30, 2025, compared to $0.44 and $1.39 for the comparable periods in 2024.
•

Total interest income rose to $11.77 million in the third quarter of 2025 compared with $11.56 million a year earlier, an increase of 1.8%. Total interest income rose to $34.64 million in the nine months ended September 30, 2025 compared with $33.01 million in the same period a year earlier, an increase of 4.9%. The growth in both periods primarily reflected higher yields on loans, commercial real estate (CRE) loan growth, and the addition of higher-rate residential mortgages. The average yield earned on loans, including fees, increased meaningfully in both periods of 2025 to 5.70% and 5.65%, respectively, from 5.65% and 5.45% for the comparable 2024 periods.

•

Net interest income increased 10.5% to  $8.30 million in the third quarter of 2025, up from $7.51 million  a year earlier. In the first nine months of 2025, net interest income increased  12.62%  to $24.27 million from $21.55 million a year earlier.

•

Interest expense decreased in the third quarter and first nine months of 2025 to $3.47 million and $10.37 million, respectively, from $4.05 million and $11.46 million, respectively, for the comparable periods in 2024, reflecting an ongoing focus on rate management.

•

Net interest margin for the three months ended September 30, 2025, was 3.44% compared with 3.16% for the three months ended September 30, 2024. For the nine months ended September 30, 2025, net interest margin increased to 3.37% compared to 3.07% for the nine months ended September 30, 2024. Interest spread for the three and nine months ended September 30, 2025 increased to 3.15% and 3.07%, respectively, from 2.81% and 2.73%, respectively, for the same periods in 2024.
•

Total noninterest income of $4.17 million in the third quarter of 2025 and $11.53 million in the first nine months of 2025 were relatively stable compared with the previous year’s comparable periods.  Our noninterest income was driven by continuing strong contributions from commercial treasury services, residential mortgage origination fee income, and wealth management fee income from PWW.

•	Loans, net of the allowance for credit losses, increased to $653.29 million at September 30, 2025 from $636.55 million at December 31, 2024 and $627.11 million a year earlier.
•

Commercial real estate loans (owner occupied and non-owner occupied, including construction loans) led lending activity, increasing to $379.99  million at September 30, 2025 from $359.41 million at December 31, 2024.

•	Measures of asset quality remained strong, highlighted by a ratio of nonperforming loans to total loans of 0.29% at September 30, 2025, with no other real estate owned (OREO).
•	Total assets were $1.02 billion at September 30, 2025 compared with $979.24 million at December 31, 2024.
•

Total deposits were $919.80 million at September 30, 2025, up from $882.40 million at December 31, 2024, reflecting the Bank’s continuing focus on growing core deposits (noninterest bearing demand deposits, NOW, money market and savings).

•

Shareholder value measures included growth in stockholders’ equity to $76.97 million at September 30, 2025 from $64.87 million at December 31, 2024, higher retained earnings, and a book value per share of $16.94, up from $15.77 at June 30, 2025 and $14.28 at December 31, 2024.  Tangible book value also increased to $15.10 at September 30, 2025 from $13.90 at June 30, 2025 and $12.34 at December 31, 2024.

•

In the second quarter of 2025, the Company extinguished its issue of approximately $10 million of capital notes, which is having a positive impact on interest expense and the average rate on interest-bearing liabilities.

•	On October 28, 2025, the Company’s board of directors approved a quarterly dividend of $0.10 per common share to stockholders of record as of November 21, 2025 to be paid on December 5, 2025.

Third Quarter, First Nine Months of 2025 Operational Review

Robert R. Chapman III, CEO of the Bank, commented: “We are extremely proud to report our highest quarterly earnings in company history. This outstanding performance is a direct result of our team’s disciplined focus on fundamentals. By strategically managing loan yields, controlling interest expense, and retiring $10 million in capital notes, we successfully expanded our net interest margin to 3.44%, driving high-quality, sustainable earnings for our shareholders.

“A balanced revenue stream from commercial banking, wealth management, cash management services, and mortgage originations has provided financial stability and consistently strong performance, even through economic uncertainty.”

Net interest income, excluding provisions to allowance for credit losses and recoveries, for the third quarter of 2025 was $8.30 million, up 10.5% from $7.51 million in the third quarter of 2024. In the first nine months of 2025, net interest income grew $2.72 million, or 12.62%, to $24.27 million from $21.55 million in the first nine months of 2024.

Total interest income was $11.77 million in the third quarter of 2025 compared with $11.56 million a year earlier. In the first nine months of 2025, total interest income rose to $34.64 million from $33.01 million in the first nine months of 2024. Year-over-year growth in both 2025 periods was driven largely by higher rates on variable-rate commercial loans and the origination of new loans consistent with current market conditions.

Investment portfolio management and appropriate rate increases on loans continued to contribute to year-over-year growth in the yield on total earning assets, which was 4.88% in the third quarter of 2025 compared with 4.86% a year earlier. In the first nine months of 2025, the yield on total earning assets was 4.81% compared with 4.70% a year earlier.

Total interest expense in the third quarter of 2025 declined 14.3% to $3.47 million compared with $4.05 million in the third quarter of 2024. In the first nine months of 2025, total interest expense declined to $10.37 million from $11.46 million in the prior year’s first nine months. Lower interest expense in both 2025 periods primarily reflected the moderately easing rate environment and the Bank’s active management of deposit pricing, including time deposits, as well as the retirement of approximately $10.05 million in debt in the second quarter 2025.

Net interest margin and interest spread have consistently improved during the past year, reflecting a focus on keeping loan yields on pace with the prevailing interest rate environment, controlling interest expense, and managing our level of borrowings. Net interest margin of 3.44% in the third quarter of 2025 increased from both the first and second quarters of 2025.

A moderately easing interest rate environment, combined with the Company’s upward adjustments to floating rate commercial loans and originated and retained residential mortgage rates, contributed to gradual margin pressure relief over the past several quarters. In the third quarter of 2025, the net interest margin was 3.44% compared with 3.16% in the third quarter of 2024, while interest spread increased to 3.15% from 2.81% a year earlier. In the first nine months of 2025, net interest margin was 3.37% and net interest spread was 3.07% compared with 3.07% and 2.73%, respectively, in the first nine months of 2024.

Noninterest income in the third quarter of 2025 was $4.17 million compared with $3.82 million in the third quarter of 2024. Noninterest income in the first nine months of 2025 was $11.53 million compared with $11.32 million in the first nine months of 2024. The predominant amount of noninterest income in both periods of 2025 was generated by fees from debit card activity, commercial treasury services, gains on sale of loans held for sale by our mortgage division, and wealth management fees generated by PWW.

Noninterest expense in the third quarter of 2025 was $9.16 million compared with $8.78 million a year earlier. In the first nine months of 2025, noninterest expense was $28.44 million compared with $25.60 million in the first nine months of 2024. The increase in both the three and nine-month periods reflected an increase in salaries and employee benefits arising from accruals for anticipated year-end employee compensation, consulting fees incurred in negotiating an amendment to the agreement with a major vendor, the addition of revenue-generating employees, and new banking facilities in strategic locations.

The Company filed amended tax returns for fiscal years 2021 through 2024 to correct the classification of tax-exempt income that was previously reported as taxable income. These amendments resulted in a tax overpayment that we applied in the third quarter of 2025, positively impacting our effective tax rate for the period.

Balance Sheet: Strong Cash Position, High Asset Quality

Total assets were $1.02 billion at September 30, 2025 comparedw with $979.24 million at December 31, 2024. The increase was due primarily to increases in securities available-for-sale at fair value, and loan growth, primarily commercial real estate loans.

Mike Syrek, the Bank’s President, commented: “This quarter, our team delivered on all fronts, growing total assets to over $1.02 billion and increasing our loan portfolio. Most importantly, we achieved this growth while holding firm to our disciplined underwriting standards. Our exceptional asset quality, with a nonperforming loan ratio of just 0.29%, provides a solid foundation for continued, profitable growth and demonstrates our commitment to sound credit management.

“Our loan portfolio grew in the third quarter, even with a number of early paydowns. That performance speaks to our reputation in the market and the focus of our loan officers.”

Loans, net of allowance for credit losses, were $653.29 million at September 30, 2025 compared with $636.55 million at December 31, 2024, reflecting growth of commercial real estate loans.  The allowance for credit losses was $6.30 million at September 30, 2025 and  $7.04 million at December 31, 2024.    As previously discussed in the Company’s Form 10-Q filed on August 13, 2025, the allowance for credit losses reflects updates made during the second quarter to the quantitative current expected credit losses (CECL) models used for collectively evaluated loan segments. These refinements—developed in collaboration with the Company’s external model vendor—included adjustments to loss-rate parameters, the incorporation of additional post-pandemic loss data, and refreshed economic forecasts. Management believes that the updated model assumptions better align with current credit conditions.  These changes helped lead to a decrease in the allowance since December 31, 2024, despite loan growth.

Commercial real estate loans (owner-occupied and non-owner occupied, excluding construction loans) totaled $365.62 million at September 30, 2025 compared with $353.53  million at December 31, 2024, reflecting growth from new loans that was partially offset by loan amortizations and payoffs. Of this amount, at September 30, 2025 commercial real estate (non-owner occupied) was $215.80 million and commercial real estate (owner occupied) was $149.82 million. The Bank closely monitors concentrations in those segments and has no commercial real estate loans secured by large office buildings in large metropolitan city centers.

Commercial construction and land loans totaled $14.36 million at September 30, 2025, up from $10.68 million at June 30, 2025. The increase primarily reflects the funding of two major construction projects, partially offset by the completion of others. Those loans were down from $23.88 million at December 31, 2024, due to the conclusion of several projects earlier in the year. Residential construction/land loans at September 30, 2025 were  $26.52 million, down slightly from $29.04 million at June 30, 2025 and up from $26.15 million at December 31, 2024, reflecting continued home building strength and activity in several markets. Commercial and industrial loans were $61.99 million at September 30, 2025 compared to $66.42 million at December 31, 2024.

Residential mortgage loans that the Company intends to keep on the balance sheet totaled $105.67 million at September 30, 2025,  down slightly from $111.65 million at December 31, 2024. Growth of those retained mortgages has been minimal, as the Bank has continued to focus on selling the majority of originated mortgage loans to the secondary market. Consumer loans (open-end and closed-end) totaled $85.43 million, compared with $78.31 million at December 31, 2024, and remained relatively stable year-over-year.

Ongoing high asset quality continues to have a positive impact on the Company’s financial performance. The ratio of nonperforming loans to total loans at September 30, 2025 was 0.29% compared with 0.25% at December 31, 2024.

High asset quality was also reflected in the allowance for credit losses for loans to total loans, which declined to 0.95% at September 30, 2025 from 1.09% at December 31, 2024. While nonperforming loans increased modestly to $1.85 million from $1.64 million at year-end, overall credit quality remains strong. As a result of having no OREO, total nonperforming assets were the same as total nonperforming loans. The Tier 1 leverage ratio at the Bank level was 9.02% at September 30, 2025, reflecting a well-capitalized institution.

Mr. Syrek added “Following the retirement of our private placement notes, for the quarter ended June 30, 2025, our Tier 1 capital ratio dropped below 9% to 8.85%.  With solid earnings, we moved back above 9% ahead of our timeline.  We are proud that we were able to retire this debt without diluting our shareholders.  We remained well capitalized under regulatory standards at all times.”

Total deposits were $919.80 million at September 30, 2025 compared with $882.40 million at December 31, 2024. Core deposits (noninterest bearing demand deposits, NOW, money market and savings) were $680.96 million compared with $651.90 million at December 31, 2024. Time deposits were relatively stable, up approximately $8.33 million, reflecting the Bank’s focus on growing and retaining lower-cost core deposits. At September 30, 2025 and December 31, 2024, the Bank had no brokered deposits.

Key measures of shareholder value continued to trend positively. Stockholders’ equity rose to $76.97 million at September 30, 2025 from $64.87 million at December 31, 2024. Retained earnings increased to $47.74 million at September 30, 2025 from $42.80 million at December 31, 2024. Book value per share rose to $16.94 at September 30, 2025 from $14.28 at December 31, 2024, and continued to reflect quarterly fluctuations in required fair market valuations of the Company’s available-for-sale investment portfolio.

Interest rate fluctuations result in adjustments to the fair value in the Company’s available-for-sale securities portfolio (known as “mark-to-market”), which are reflected in accumulated other comprehensive loss. These mark-to-market losses are excluded when calculating the Bank’s regulatory capital ratios. The available-for-sale securities portfolio is composed primarily of securities with explicit or implicit government guarantees, including U.S. Treasuries and U.S. agency obligations, and other highly rated debt instruments. The Company does not expect to realize the unrealized losses, as it has the intent and ability to hold the securities until their recovery, which may be at maturity. Management continues to diligently monitor the creditworthiness of the issuers of the debt instruments within its securities portfolio.

About the Company

Bank of the James, a wholly-owned subsidiary of Bank of the James Financial Group, Inc. opened for business in July 1999 and is headquartered in Lynchburg, Virginia. The Bank currently services customers in Virginia from offices located in Altavista, Amherst, Appomattox, Bedford, Blacksburg, Buchanan, Charlottesville, Forest, Harrisonburg, Lexington, Lynchburg, Madison Heights, Nellysford, Roanoke, Rustburg, and Wytheville. The Bank offers full investment and insurance services through its BOTJ Investment Services division and BOTJ Insurance, Inc. subsidiary. The Bank provides mortgage loan origination through Bank of the James Mortgage, a division of Bank of the James. The Company provides investment advisory services through its wholly-owned subsidiary, Pettyjohn, Wood & White, Inc., an SEC-registered investment advisor. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC. Additional information on the Company is available at: www.bankofthejames.bank.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the date on which they were made. Bank of the James Financial Group, Inc. (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, competition, general economic conditions, potential changes in interest rates, changes in the value of real estate securing loans made by the Bank, as well as geopolitical conditions. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission.

CONTACT: J. Todd Scruggs, Executive Vice President and Chief Financial Officer (434) 846-2000.

FINANCIAL RESULTS FOLLOW

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(dollar amounts in thousands, except per share amounts)

	(unaudited)
Assets	9/30/2025	12/31/2024

Cash and due from banks	$28,450	$23,287
Federal funds sold	57,001	50,022
Total cash and cash equivalents	85,451	73,309

Securities held-to-maturity, at amortized cost (fair value of $3,308 as of September 30, 2025 and $3,170 as of December 31, 2024) net of allowance for credit losses of $0 as of September 30, 2025 and December 31, 2024	3,594	3,606
Securities available-for-sale, at fair value	202,506	187,916
Restricted stock, at cost	1,828	1,821
Loans, net of allowance for credit losses of $6,298 as of September 30, 2025 and $7,044 as of December 31, 2024	653,288	636,552
Loans held for sale	3,766	3,616
Premises and equipment, net	18,008	19,313
Interest receivable	3,001	3,065
Cash value - bank owned life insurance	23,480	22,907
Customer relationship Intangible	6,305	6,725
Goodwill	2,054	2,054
Deferred tax asset, net	6,917	8,936
Other assets	9,927	9,424
Total assets	$1,020,125	$979,244

Liabilities and Stockholders' Equity

Deposits
Noninterest bearing demand	$132,848	$129,692
NOW, money market and savings	548,110	522,208
Time	238,838	230,504
Total deposits	919,796	882,404

Capital notes, net	-	10,048
Other borrowings	8,836	9,300
Interest payable	1,292	722
Other liabilities	13,229	11,905

Total liabilities	$943,153	$914,379

Stockholders' equity
Common stock $2.14 par value; authorized 10,000,000 shares; issued and outstanding
4,543,338 as of September 30, 2025 and December 31, 2024	9,723	9,723
Additional paid-in-capital	35,253	35,253
Accumulated other comprehensive loss	(15,743)	(22,915)
Retained earnings	47,739	42,804
Total stockholders' equity	$76,972	$64,865

Total liabilities and stockholders' equity	$1,020,125	$979,244

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Statements of Income

(dollar amounts in thousands, except per share amounts)

(unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
Interest Income	2025	2024	2025	2024
Loans	$9,492	$9,004	$27,739	$25,375
Securities
US Government and agency obligations	540	369	1,542	1,068
Mortgage backed securities	386	442	1,150	1,974
Municipals	395	316	1,078	927
Dividends	15	12	63	59
Corporates	136	136	407	407
Interest bearing deposits	150	303	400	628
Federal Funds sold	657	981	2,264	2,569
Total interest income	11,771	11,563	34,643	33,007

Interest Expense
Deposits
NOW, money market savings	1,273	1,487	3,779	4,145
Time Deposits	2,114	2,375	6,138	6,731
Finance leases	16	18	50	58
Capital notes	-	92	163	278
Other borrowings	68	82	244	245
Total interest expense	3,471	4,054	10,374	11,457

Net interest income	8,300	7,509	24,269	21,550

Provision for (recovery of) credit losses	91	92	(300)	(584)

Net interest income after provision for (recovery of) credit losses	8,209	7,417	24,569	22,134

Noninterest income
Gains on sale of loans held for sale	1,242	1,326	3,668	3,526
Service charges, fees and commissions	1,046	991	3,002	2,930
Wealth management fees	1,362	1,244	3,917	3,583
Life insurance income	195	189	573	531
Other	297	31	340	669
Gain on sales of available-for-sale securities	27	42	27	82

Total noninterest income	4,169	3,823	11,527	11,321

Noninterest expenses
Salaries and employee benefits	5,516	4,920	15,650	14,256
Occupancy	523	514	1,590	1,493
Equipment	697	640	2,021	1,879
Supplies	153	131	463	397
Professional and other outside expense	725	688	3,194	2,125
Data processing	381	794	1,984	2,352
Marketing	249	220	684	481
Credit expense	216	190	665	612
FDIC insurance expense	132	94	394	329
Amortization of intangibles	140	140	420	420
Other	428	445	1,376	1,258
Total noninterest expenses	9,160	8,776	28,441	25,602

Income before income taxes	3,218	2,464	7,655	7,853

Income tax expense	466	474	1,357	1,527

Net Income	$2,752	$1,990	$6,298	$6,326

Weighted average shares outstanding - basic and diluted	4,543,338	4,543,338	4,543,338	4,543,338

Net income per common share - basic and diluted	$0.61	$0.44	$1.39	$1.39

Bank of the James Financial Group, Inc. and Subsidiaries

Dollar amounts in thousands, except per share data

Unaudited

Selected Data:	Three months ending Sep 30, 2025	Three months ending Sep 30, 2024	Change	Year to date Sep 30, 2025	Year to date Sep 30, 2024	Change
Interest income	$11,771	$11,563	1.80%	$34,643	$33,007	4.96%
Interest expense	3,471	4,054	-14.38%	10,374	11,457	-9.45%
Net interest income	8,300	7,509	10.53%	24,269	21,550	12.62%
Provision for (recovery of) credit losses	91	92	-1.09%	(300)	(584)	-48.63%
Noninterest income	4,169	3,823	9.05%	11,527	11,321	1.82%
Noninterest expense	9,160	8,776	4.38%	28,441	25,602	11.09%
Income taxes	466	474	-1.69%	1,357	1,527	-11.13%
Net income	2,752	1,990	38.29%	6,298	6,326	-0.44%
Weighted average shares outstanding - basic and diluted	4,543,338	4,543,338	-	4,543,338	4,543,338	-
Basic net income
per share	$0.61	$0.44	$0.17	$1.39	$1.39	$ -

Balance Sheet at period end:	Sep 30, 2025	Dec 31, 2024	Change	Sep 30, 2024	Dec 31, 2023	Change
Loans, net	$653,288	$636,552	2.63%	$627,112	$601,921	4.19%
Loans held for sale	3,766	3,616	4.15%	3,239	1,258	157.47%
Total securities	206,100	191,522	7.61%	196,079	220,132	-10.93%
Total deposits	919,796	882,404	4.24%	907,610	878,459	3.32%
Stockholders' equity	76,972	64,865	18.66%	68,834	60,039	14.65%
Total assets	1,020,125	979,244	4.17%	1,008,063	969,371	3.99%
Shares outstanding	4,543,338	4,543,338	-	4,543,338	4,543,338	-
Book value per share	$16.94	$14.28	$2.66	$15.15	$13.21	$1.94

Daily averages:	Three months ending Sep 30, 2025	Three months ending Sep 30, 2024	Change	Year to date Sep 30, 2025	Year to date Sep 30, 2024	Change
Loans	$657,028	$629,860	4.31%	$652,562	$617,582	5.66%
Loans held for sale	3,011	3,845	-21.69%	3,022	3,454	-12.51%
Total securities (book value)	224,958	220,730	1.92%	223,001	237,215	-5.99%
Total deposits	922,270	902,615	2.18%	921,588	895,000	2.97%
Stockholders' equity	71,641	61,576	16.35%	68,250	60,564	12.69%
Interest earning assets	959,442	946,518	1.37%	961,411	937,793	2.52%
Interest bearing liabilities	794,931	785,980	1.14%	796,914	776,672	2.61%
Total assets	1,017,872	995,101	2.29%	1,018,389	986,132	3.27%

Financial Ratios:	Three months ending Sep 30, 2025	Three months ending Sep 30, 2024	Change	Year to date Sep 30, 2025	Year to date Sep 30, 2024	Change
Return on average assets	1.07%	0.80%	0.27	0.83%	0.86%	(0.03)
Return on average equity	15.24%	12.86%	2.38	12.34%	13.95%	(1.61)
Net interest margin	3.44%	3.16%	0.28	3.37%	3.07%	0.30
Efficiency ratio	73.46%	77.44%	(3.98)	79.45%	77.89%	1.56
Average equity to average assets	7.04%	6.19%	0.85	6.70%	6.14%	0.56

Allowance for credit losses:	Three months ending Sep 30, 2025	Three months ending Sep 30, 2024	Change	Year to date Sep 30, 2025	Year to date Sep 30, 2024	Change
Beginning balance	$ 6,308	$ 6,951	-9.25%	$ 7,044	$ 7,412	-4.96%
Provision for (recovery of) credit losses*	9	106	-91.51%	(518)	(494)	4.86%
Charge-offs	(21)	-	N/A	(244)	(84)	190.48%
Recoveries	2	21	-90.48%	16	244	-93.44%
Ending balance	6,298	7,078	-11.02%	6,298	7,078	-11.02%

  * does not include provision for or recovery of unfunded loan commitment liability

3
Nonperforming assets:	Sep 30, 2025	Dec 31, 2024	Change	Sep 30, 2024	Dec 31, 2023	Change
Total nonperforming loans	$1,895	$1,640	15.55%	$1,295	$391	231.20%
Total nonperforming assets	1,895	1,640	15.55%	1,295	391	231.20%

3					4
Asset quality ratios:	Sep 30, 2025	Dec 31, 2024	Change	Sep 30, 2024	Dec 31, 2023	Change
Nonperforming loans to total loans	0.29%	0.25%	0.04	0.20%	0.06%	0.14
Allowance for credit losses for loans to total loans	0.95%	1.09%	(0.14)	1.12%	1.22%	(0.10)
Allowance for credit losses for loans to nonperforming loans	332.35%	429.51%	(97.16)	546.56%	1895.65%	(1,349.09)